RESTRICTED STOCK UNIT GRANT NOTICE AND AGREEMENT
Key Tronic Corporation (the “Company”), pursuant to its 2024 Incentive Plan (as may be amended, restated or otherwise modified from time to time, the “Plan”), hereby grants to Holder the number of Restricted Stock Units set forth below, each Restricted Stock Unit being a notional unit representing the right to receive one share of Common Stock, subject to adjustment as provided in the Plan (the “Restricted Stock Units”). The Restricted Stock Units are subject to all of the terms and conditions set forth in this Restricted Stock Unit Grant Notice and Agreement (this “Award Agreement”), as well as all of the terms and conditions of the Plan, all of which are incorporated herein in their entirety. To the extent that any provisions herein (or portion thereof) conflicts with any provision of the Plan, the Plan shall prevail and control. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

Holder:	[NAME]
Date of Grant:	[DATE]
Vesting Commencement Date:	[DATE]
Number of Time-Vested Restricted Stock Units:	[#,###]
Number of Performance-Vested Restricted Stock Units:	[#,###]
Vesting Schedule:
Time-Vested Restricted
Stock Units:    Provided that Holder has not experienced a Termination of Service prior to the applicable vesting date, one-third (1/3rd) of the Time-Vested Restricted Stock Units (rounded down to the nearest whole share) will vest on each of the first three (3) anniversaries of the Vesting Commencement Date; provided, that with respect to the last such installment (which, for the avoidance of doubt, will occur on the date that is the third (3rd) anniversary of the Vesting Commencement Date), the Time-Vested Restricted Stock Units shall be 100% vested.
Performance-Vested
Restricted Stock Units:    Provided that Holder has not experienced a Termination of Service prior to the applicable vesting date, one-third (1/3rd) of the Performance-Vested Restricted Stock Units (rounded down to the
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nearest whole share) will vest sixty (60) days after the completion of each of fiscal years 2026, 2027 and 2028, respectively, provided that the Committee has certified that EBITDA for the applicable fiscal year equals or exceeds $X (the “Certification”); provided, that with respect to the last such installment, the Performance-Vested Restricted Stock Units shall be 100% vested. In the event that the Certification for the applicable fiscal year is completed after the sixtieth (60th) day after the completion of such fiscal year, the vesting date of the Performance-Vested Restricted Stock Units will be delayed until the date of the Certification, provided, that any new vesting date will be in the same fiscal year as the sixtieth (60th) day after the completion of the applicable fiscal year (i.e., the performance year). For the avoidance of doubt, any Performance-Vested Restricted Stock Units that have not vested as of the applicable vesting date of such Performance-Vested Restricted Stock Units shall automatically be forfeited for no consideration as of such date.
    For purposes of this Award Agreement, “EBITDA” means the EBITDA of the Company and its subsidiaries on a consolidated basis as determined by the Committee. The Company currently determines EBITDA as net income, calculated before (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization expense, (iv) gains or losses from the sale of capital assets, (v) gains arising from the write-up of assets, (vi) non-cash gains or losses arising from the write-down of assets, and (vii) any extraordinary gains. The Committee may modify from time to time the method of determining EBITDA for purposes of this Award Agreement.
Treatment on a
Change in Control:     If a Change in Control occurs prior to Holder’s Termination of Service, then the treatment of Holder’s Time-Vested Restricted Stock Units and Performance-Vested Restricted Stock Units granted hereunder will be determined in accordance with Section 14.3 of the Plan; provided, that, with respect to any vesting due to Holder experiencing a Qualifying Termination following a Change in Control, Holder will be required to timely execute, deliver and not revoke a general release of claims against the Company or any Related Company (including any Successor Company) and each of their respective affiliates in a form reasonably satisfactory to the Company (or the Successor Company) within sixty (60) days of such Qualifying Termination.

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Settlement:    Upon vesting of a Restricted Stock Unit, the Company shall settle each Restricted Stock Unit by delivering to Holder one share of Common Stock for each Restricted Stock Unit that vested as soon as practicable following each vesting date (the “Original Issuance Date”). The shares of Common Stock issued in respect of the Restricted Stock Units may be evidenced in such manner as the Committee shall determine. Notwithstanding the foregoing, if the Original Issuance Date does not occur (i) during an “open window period” applicable to Holder, (ii) on a date when Holder is permitted to sell shares of Common Stock pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Company’s theneffective policy on trading in Company securities (the “Policy”), or (iii) on a date when Holder is otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market, then such shares will not be delivered on such Original Issuance Date and will instead be delivered on the first business day of the next occurring “open window” period applicable to Holder pursuant to such Policy (regardless of whether Holder has experienced a Termination of Service at such time) or the next business day when Holder is not prohibited from selling shares of Common Stock on the open market, but in no event later than the later of (x) December 31st of the calendar year in which the Original Issuance Date occurs (that is, the last day of Holder’s taxable year in which the Original Issuance Date occurs), or (y) to the extent permitted by Treasury Regulation Section 1.409A-1(b)(4) without penalty, the last day of the applicable two and one-half (2½)-month period described in Treasury Regulation Section 1.409A-1(b)(4)(i)(A).
Termination:    Except as provided above in connection with a Change in Control, upon Holder’s Termination of Service for any reason, any unvested Restricted Stock Units shall automatically be forfeited for no consideration as of such date.
    In addition, in the event of Holder’s Termination of Service for Cause, any vested Restricted Stock Units which have not been settled as of the date of such Termination of Service shall automatically be forfeited for no consideration. If any facts that would constitute Cause are discovered after Holder’s Termination of Service for any reason (other than a Termination of Service for Cause), any vested Restricted Stock Units held by Holder at the time of such discovery shall automatically be forfeited for no consideration.

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General Unsecured
Creditor:    Holder shall have only the rights of a general unsecured creditor of the Company until shares of Common Stock are issued in respect of the Restricted Stock Units.
Transfer Restrictions:    Holder shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock Units before they vest and are settled, and any attempt to sell, transfer, pledge, or otherwise encumber the Restricted Stock Units in violation of the foregoing shall be null and void.
No Rights as a Stockholder:    Neither the Restricted Stock Units nor this Award Agreement shall entitle Holder to any voting rights or other rights as a stockholder of the Company unless and until the shares of Common Stock in respect of the Restricted Stock Units have been issued in settlement thereof. Without limiting the generality of the foregoing, no dividends (whether in cash or shares of Common Stock) or dividend equivalents shall accrue or be paid with respect to any Restricted Stock Units.
Clawback Policy:    The Restricted Stock Units (and any compensation paid or shares issued in respect of the Restricted Stock Units) are subject to recoupment in accordance with the Company’s clawback policy, The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any other clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. In the event that the Restricted Stock Units (including any compensation paid or shares issued in respect of the Restricted Stock Units) are subject to more than one clawback policy, the policy with the most restrictive clawback or recoupment provisions shall apply, subject to applicable law.
Additional Terms:    The Restricted Stock Units shall be subject to the following additional terms:
•Any certificates representing the shares of Common Stock delivered to Holder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate

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reference to such restrictions as the Committee deems appropriate.
•Holder shall be the record owner of the shares of Common Stock issued in respect of the Restricted Stock Units until or unless such shares of Common Stock are repurchased or otherwise sold or transferred in accordance with the terms of the Plan, and as record owner shall generally be entitled to all rights of a stockholder with respect to the shares of Common Stock issued in respect of the Restricted Stock Units.
•On or before the issuance of shares of Common Stock in respect of the Restricted Stock Units, and at any other time as reasonably requested by the Company, Holder shall be required to satisfy applicable withholding tax obligations, if any, as provided in Section 12 of the Plan. On or before the time Holder receives delivery of the shares of Common Stock underlying the Restricted Stock Units, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, Holder hereby agrees to make adequate provision in cash for any taxes that Company or a Related Company is required by applicable federal, state, local or foreign law to withhold with respect to the Restricted Stock Units measured based on the Fair Market Value of such shares of Common Stock as of the trading day immediately preceding the day that such shares of Common Stock are vested. In satisfaction of any such tax withholding obligations, Holder may sell the portion of the shares of Common Stock to be delivered hereunder necessary to satisfy the tax withholding obligations either through a voluntary sale or through a mandatory sale arranged by the Company, provided Holder completes such election on a form prescribed by the Company (as well as any such other form, letter or instruction as the Company may reasonably require to effectuate such a sell-to-cover election).
•This Award Agreement does not confer upon Holder any right to continue as an employee or service provider of the Company or any Related Company.
•Holder understands that the Restricted Stock Units are intended to be exempt from Section 409A of the Code as a “short term deferral” to the greatest extent possible and the Restricted Stock Units will be administered and interpreted in accordance with such intent. In no event whatsoever shall the Company or

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any Related Company be liable for any additional tax, interest or penalties that may be imposed on Holder as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).
•This Award Agreement shall be construed and interpreted in accordance with the laws of the State of Washington, without regard to the principles of conflicts of law thereof.
•Holder agrees that the Company may deliver by email all documents relating to the Plan or the Restricted Stock Units (including, without limitation, a copy of the Plan) and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission). Holder also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it shall notify Holder by email or such other reasonable manner as then determined by the Company.
•This Award Agreement and the Plan constitute the entire understanding and agreement of the parties hereto and supersede all prior negotiations, discussions, correspondence, communications, understandings, and agreements (whether oral or written and whether express or implied) between the Company and Holder relating to the subject matter of this Award Agreement. Without limiting the foregoing, to the extent Holder has entered into an employment or similar agreement with the Company or any Related Company, and the terms noted in such employment or similar agreement are inconsistent with or conflict with this Award Agreement, then the terms of this Award Agreement will supersede and be deemed to amend and modify the inconsistent or conflicting terms set forth in such employment or similar agreement.
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THE UNDERSIGNED HOLDER ACKNOWLEDGES RECEIPT OF THIS AWARD AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS UNDER THIS AWARD AGREEMENT, AGREES TO BE BOUND BY THE TERMS OF BOTH THIS AWARD AGREEMENT AND THE PLAN.

KEY TRONIC CORPORATION By: Signature Title: Date:	HOLDER Signature Print Name: __________________________ Date:

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